                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            U. S. BIOSCIENCE, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              R.R. DONNELLEY INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MONDAY, APRIL 22, 1996
                               ----------------

  The Annual Meeting of Stockholders (the "Meeting") of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), will be held on Monday, April 22, 1996, at 10:00 a.m. at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

    1. To elect eight directors to hold office until the Annual Meeting of the Stockholders in 1997 and until their respective successors are duly elected and qualified.

    2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split") in which each two shares of issued Common Stock of the Company, par value $.005 per share, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new Common Stock of the Company, par value $.01 per share. Such amendment to the Company's Certificate of Incorporation will reduce the number of authorized shares of Common Stock from 100 million shares to 50 million shares and will increase the par value of the Common Stock from $.005 per share to $.01 per share.

    3. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

  The Board of Directors has fixed the close of business on March 4, 1996 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

  A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the offices of the Company, One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428.

  THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                               Martha E. Manning
                                                 Secretary

West Conshohocken, Pennsylvania
March 19, 1996

                             U.S. BIOSCIENCE, INC.
                               One Tower Bridge
                               100 Front Street
                          West Conshohocken, PA 19428

                               ----------------
                              PROXY STATEMENT FOR

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 22, 1996
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Bioscience, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held at 10:00 a.m. (local Philadelphia time), on Monday, April 22, 1996 at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about March 19, 1996.

  The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eight nominees of the Board of Directors for election as directors and "FOR" the proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

  At the close of business on March 4, 1996, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 43,378,620 shares of the Company's Common Stock, par value $.005 per share ("Common Stock"), which have one vote per share. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the meeting. Stockholders do not have cumulative voting rights in the election of directors or otherwise. Directors will be elected by a plurality of votes cast. Abstentions and broker non-votes are not treated as votes cast, and thus are not the equivalent of votes against and will have no effect on the outcome of the election of directors. Passage of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company; abstentions and broker non-votes will have the same effect as votes against the proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of March 4, 1996 regarding the holdings of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each nominee for Director, (iv) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1995 and (v) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed, and constitutes beneficial ownership as defined in regulations of the Securities and Exchange Commission. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or exercisable by May 3, 1996.

                                                       AMOUNT AND NATURE  % OF
                                                         OF BENEFICIAL   COMMON
NAME OF BENEFICIAL OWNER                                   OWNERSHIP     STOCK
------------------------                               ----------------- ------
State of Wisconsin Investment Board(1)................     3,325,100      7.7
Philip S. Schein, M.D.................................     1,234,350(2)   2.8
Robert L. Capizzi, M.D. ..............................       246,800(3)    *
Robert I. Kriebel.....................................       193,500(4)    *
Paul Calabresi, M.D. .................................        30,000(5)    *
Douglas J. MacMaster, Jr..............................        20,000(6)    *
Allen Misher, Ph.D....................................        33,960(7)    *
Jonah Shacknai........................................        40,200(8)    *
Betsey Wright.........................................        20,200(9)    *
Donald O. Brown.......................................       151,200(10)   *
Barbara J. Scheffler..................................       231,700(11)   *
All directors and executive officers as a group (11
 persons).............................................     2,274,010(12)  5.2

--------
 (*) Less than 1% of class.

 (1) The address of this stockholder is State of Wisconsin Investment Board, P.O. Box 7842, Madison WI 53707.

 (2) Includes 460,000 shares issuable upon exercise of stock options held by Dr. Schein. Also includes 738,722 shares owned directly and as joint tenant with Dorothy Schein, Dr. Schein's wife, 400 shares held by Mrs. Schein as custodian for their two children, and 35,230 shares held by Mrs. Schein as co-trustee of two trusts for the benefit of their two children. Dr. Schein disclaims beneficial ownership of all of these shares not owned directly or as joint tenant.

                      [notes continued on following page]

 (3) Includes 246,000 shares issuable upon exercise of stock options held by Dr. Capizzi.

 (4) Represents shares issuable upon exercise of stock options held by Mr. Kriebel.

 (5) Represents shares issuable upon exercise of stock options held by Dr. Calabresi.

 (6) Represents shares issuable upon exercise of stock options held by Mr. MacMaster.

 (7) Includes 20,000 shares issuable upon exercise of stock options held by Dr. Misher.

 (8) Includes 30,000 shares issuable upon exercise of stock options held by Mr. Shacknai.

 (9) Includes 20,000 shares issuable upon exercise of stock options held by Ms. Wright.

(10) Represents shares issuable upon exercise of stock options held by Mr.
     Brown.

(11) Includes 175,500 shares issuable upon exercise of stock options held by Ms. Scheffler.

(12) Includes 1,418,200 shares issuable upon exercise of stock options.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the Meeting, the stockholders will elect eight directors to hold office until the Annual Meeting of Stockholders in 1997 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Paul Calabresi, M.D., Robert L. Capizzi, M.D., Robert I. Kriebel, Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Philip S. Schein, M.D., Jonah Shacknai and Betsey Wright. All of the nominees are presently members of the Board of Directors of the Company.

  The Board of Directors believes that the nominees are willing to serve as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election and, as a result, another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote for or to refrain from voting for the other nominee in accordance with their judgment.

  Set forth below is certain information concerning the nominees for election as directors:

                                             DIRECTOR       POSITIONS WITH
                  NAME                   AGE  SINCE          THE COMPANY
                  ----                   --- -------- --------------------------
Philip S. Schein, M.D. .................  56   1987   Chief Executive Officer,
                                                       President and Chairman of
                                                       the Board of Directors
Robert L. Capizzi, M.D..................  57   1992   Senior Scientific Adviser
                                                       and Director
Robert I. Kriebel.......................  53   1991   Senior Vice President--
                                                       Finance and
                                                       Administration, Treasurer
                                                       and Director
Paul Calabresi, M.D.(1).................  65   1992   Director
Douglas J. MacMaster, Jr.(2)............  65   1994   Director
Allen Misher, Ph.D.(1)..................  63   1988   Director
Jonah Shacknai(2).......................  39   1987   Director
Betsey Wright(1)........................  52   1994   Director

--------
(1) Member of Executive Compensation Committee

(2)Member of Audit Committee

  Dr. Schein has been Chief Executive Officer and a Director of the Company since its formation in May 1987 and Chairman since 1990. He was also President of the Company from its formation until April 1992 and again from May 1995 to the present. From April 1987 to May 1987 he was employed by U.S. Healthcare, Inc., a publicly-owned operator of health maintenance organizations ("HMO's"), to commence the business undertaken by the Company. From January 1987 to February 1987 Dr. Schein was a consultant in drug development to Unimed, Inc., a pharmaceutical company, and Professor of Medicine and Pharmacology at the University of Pennsylvania. Dr. Schein served as Vice President of Worldwide Clinical Research and Development, Smith, Kline & French Laboratories, the pharmaceutical division of SmithKline Beckman Corporation, from October 1983 to December 1986. Dr. Schein was the Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University School of Medicine in Washington, D.C. from July 1982 to October 1983, Chief of the Division of Medical Oncology from August 1974 to October 1983 and Professor in the Departments of Medicine and Pharmacology from August 1974 to October 1983. From July 1971 to August 1974 he was a senior investigator at the National Cancer Institute and Head of the Clinical Pharmacology Section. Dr. Schein is a former President of the American Society of Clinical Oncology and a former Chairman of the FDA Oncologic Drugs Advisory Committee, where he received the Commissioner's Special Citation and the Wiley Medal for outstanding service. In September 1994 Dr. Schein was appointed by President Clinton to a six-year term on the National Cancer Advisory Board. He has published more than 350 articles and texts relating to basic and clinical research and drug development and is the recipient of numerous scientific and medical awards and honors. He is a director of Oncor, Inc., a biotechnology-based diagnostics company, and Medicis Pharmaceutical Corporation, a research intensive pharmaceutical company focused on dermatology.

  Dr. Capizzi has been Senior Scientific Adviser to the Company since March 1996. From September 1991, when he joined the Company, through February 1996, he was Executive Vice President-Worldwide Research and Development of the Company. From September 1982 until joining the Company, Dr. Capizzi was Charles L. Spurr Professor, and Director of the Comprehensive Cancer Center, of Wake Forest University, Chief of the Section on Hematology/Oncology, and Chairman of the Piedmont Oncology Association at the Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina. Dr. Capizzi is a former member of the FDA Oncologic Drugs Advisory Committee and the Board of Directors of the American Society of Clinical Oncology. He has published over 300 manuscripts and texts relating to clinical pharmacology and cancer treatment.

  Mr. Kriebel joined the Company in April 1991 as Senior Vice President-Finance and Administration and Treasurer. He held various positions with Rhone-Poulenc Rorer Inc. (formerly Rorer Group Inc.) from 1974 until November 1990. From 1987 to November 1990 he was Vice President and Controller of Rorer Group Inc.'s Armour Pharmaceutical Company subsidiary. In 1986, Mr. Kriebel was Vice President-Investor Relations of Rorer Group Inc. and from 1979 to 1985 he was Treasurer of Rorer Group Inc.

  Dr. Calabresi has since 1993 been Chairman Emeritus and Professor of Medicine, and from 1974 to 1993 was Chairman of the Department of Medicine, of Brown University School of Medicine. He is a member of the Institute of Medicine of the National Academy of Sciences, was the recipient in 1992 of the Oscar B. Hunter Memorial Award in Therapeutics of the American Society for Clinical Pharmacology and Therapeutics, and was the recipient in 1995 of the American Cancer Society's St. George Medal. Dr. Calabresi was president of the American Society of Clinical Oncology from 1969 to 1970, and Chairman of the National Cancer Advisory Board from 1991 to 1994. He is the author or editor of over 200 manuscripts and books relating to the pharmacology of anticancer agents and the management of cancer patients.

  Mr. MacMaster has been retired since 1991. For 30 years prior to his retirement, Mr. MacMaster was employed by Merck & Co., as a Senior Vice President from 1988 to 1991 and as President of its Merck, Sharpe & Dohme Division from 1985 to 1988. He is a director of American Precision Industries, Inc., a manufacturer of heat transfer and motion control equipment, and Martek Biosciences Corp., a research-intensive pharmaceutical company.

  Dr. Misher was President of the Philadelphia College of Pharmacy and Science from 1984 until his retirement on December 31, 1994, and since February 1995 has been President Emeritus. He was Senior Vice President of National Medical Care, Inc. from 1982 to 1984, and President of SmithKline Medical Diagnostics, a division of SmithKline Beckman Corporation, from 1978 to 1982. He is a director of U.S. Healthcare, Inc., Marsam Pharmaceuticals Inc., a manufacturer of generic injectable drugs, and Cortech, Inc., a biopharmaceutical company engaged in drug research and development.

  Mr. Shacknai has been Chairman and Chief Executive Officer of Medicis Pharmaceutical Corporation, a research-intensive pharmaceutical company, since July 1988. From 1982 to June 1988 he was a partner of Royer, Shacknai & Mehle, a law firm specializing in regulatory and legislative matters relating to food, drugs, medical devices, cosmetics and other health issues.

  Ms. Wright has since March 1996 been Senior Director, and from March 1993 to March 1996 was Executive Vice President, of The Wexler Group, a government relations and public affairs firm in Washington, DC. She specializes in policy areas of healthcare, transportation and trade. From 1980 until March 1993, she was associated in Arkansas with Governor Bill Clinton, as his chief of staff for seven years, as manager of three re-election campaigns, as chair and executive director of the Arkansas Democratic Party, as deputy chair of his presidential campaign, and as a member of his transition staff.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee and an Executive Compensation Committee, but does not have an Executive Committee or a Nominating Committee. The Audit Committee, which held one meeting in 1995, consists of Dr. Gordon and Messrs. MacMaster and Shacknai. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

  The Executive Compensation Committee, which held two meetings in 1995, consists of Drs. Calabresi and Misher and Ms. Wright. The Executive Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company's officers.

  The Board of Directors held five meetings in 1995. In 1995 each director attended at least 75% of the combined number of meetings of the Board and of the Committees on which such directors served.

COMPENSATION OF DIRECTORS

  Until May 1995 the Company paid to each of its non-employee directors $1,000 for each day upon which the director attends a meeting of the Board of Directors or a committee of the Board of Directors. At its meeting in May 1995 the Board of Directors discontinued the payment of fees on the foregoing basis and instituted a $10,000 annual fee for each non-employee director.

  The Company's 1992 Stock Option Plan (the "Plan") contains special provisions with regard to those directors of the Company who are not employees of the Company, which provisions are intended to permit no discretion with regard to the timing of grants of stock options to such directors, the price at which shares of common stock covered by such options may be purchased and the number of shares of common stock covered by such options. These provisions are intended to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 provides exemptions for officers and directors from the "short-swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of options under a stock option plan. Pursuant to the terms of the Plan, each non-employee director who was a director when the Plan was adopted on April 15, 1992 was granted on November 16, 1993 an option to purchase 30,000 shares of common stock exercisable in three equal installments on the three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant, and each such director will receive a grant of 30,000 shares on the same basis every three years thereafter. With respect to non-employee directors first elected to the board after April 15, 1992 each such director received, or will receive, on the date such director becomes a director, an option to purchase 30,000 shares of common stock on the same basis described above and will receive a similar option every three years thereafter. Such options expire ten years from the date of grant.

  For service as special FDA consultant to the Company, on December 16, 1992 Mr. Shacknai received a stock option to purchase an aggregate of 30,000 shares of the Company's Common Stock. The option will become exercisable in increments of 10,000 shares at such time as the Company obtains an FDA approval (if Mr. Shacknai, at the Company's request, assisted the Company with respect to such approvals) to market one of its pharmaceutical products. The exercise price of Mr. Shacknai's options is $11.00 per share, the fair market value on date of grant. The options granted to Mr. Shacknai expire ten years from the date of grant. On December 8, 1995, the date of the FDA's approval for the Company to market Ethyol(R), an option to purchase 10,000 shares of the Company's Common Stock became exercisable.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
             TO EFFECT THE ONE-FOR-TWO REVERSE COMMON STOCK SPLIT

  The Board of Directors believes that the recent share price of the Company's Common Stock has negatively affected the marketability of the Company's shares, increased the amount and percentage of transaction costs paid by individual stockholders and negatively affected the ability of the Company to raise capital through the issuance of additional shares. The Company believes there are several reasons for these effects, as summarized below.

  As a means of improving marketability of the Common Stock, reducing stockholders' transaction costs, and other considerations, on January 23, 1996, the Board of Directors of the Company approved, subject to the stockholders' approval solicited hereby, a proposal to amend the Company's Certificate of Incorporation to effect a one-for-two reverse Common Stock split (the "Reverse Stock Split"). The proposed amendment to the Company's Certificate of Incorporation will reduce by half the number of shares of Common Stock which the Company is authorized to issue from 100 million shares to 50 million shares, and will increase the par value per share of Common Stock from $.005 per share to $.01 per share. Accordingly the first paragraph of Article Four of the Company's Certificate of Incorporation, which presently reads "The aggregate number of shares which the Corporation shall have authority to issue shall be 105,000,000 shares consisting of 100,000,000 shares of Common Stock, par value $.005 per share, and 5,000,000 shares of Preferred Stock, par value $.005 per share," will be replaced by a provision reading "The aggregate number of shares which the Corporation shall have authority to issue shall be 55,000,000 shares consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.005 per share. Effective upon the filing in the Office of the Secretary of State of Delaware of the Certificate reflecting this amendment to Article Four of this corporation's Certificate of Incorporation (the "Effective Date"), each two issued shares of the corporation's Common Stock (whether outstanding or held as treasury stock), par value $.005 per share ("Old Common") shall thereupon be combined into and reclassified as one share of Common Stock, par value $.01 per share ("New Common"). Each certificate that theretofore represented shares of Old Common shall thereupon represent the number of shares of New Common into which the shares of Old Common represented by such certificate shall be combined. The corporation shall not issue fractional shares as a result of the combination of shares but shall arrange for the disposition of fractional shares on behalf of those record holders of Old Common at the close of business on the Effective Date who would otherwise be entitled to a half share as a result of the combination of shares."

  Although the Company's Board of Directors believes as of the date of this Proxy Statement that a one-for-two Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a Common Stock dividend in an amount to be determined, which Common Stock dividend would not require stockholder approval. Any such Common Stock dividend would partially offset the decrease in the number of issued shares of new Common Stock resulting from the one-for-two Reverse Stock split. No such Common Stock dividend is presently contemplated.

REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

  The Board of Directors of the Company believes that the relatively low market price of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of a stock, the type of investor who acquires it, or the company's reputation in the financial community. In practice this is not necessarily the case, as certain investors view low-priced stocks as unattractive or, as a matter of policy, will not extend margin credit on stocks trading at low prices, although certain other investors may be attracted to low-priced stocks because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stocks because of the time-consuming procedures that make the handling of low-priced stocks economically unattractive.

  In addition, since the broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low market price. If approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in lots of 100 shares or more.

  The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the Company's stockholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Also, although any increase in the market price of the new Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions on the market for the shares.

  There can be no assurance, however, that the foregoing hoped-for effects will occur following the Reverse Stock Split or that the market price of the new Common Stock immediately after implementation the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximate two times the market price before the proposed Reverse Stock Split, or that such market price will exceed or remain in excess of the current market price.

  If the Reverse Stock Split is approved by the stockholders, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive an amount of whole shares of new Common Stock equal to the number of shares owned immediately prior to the Reverse Stock Split divided by two. No fractional shares will be issued and, in lieu of any fractional shares, fractional shares otherwise issuable to the stockholders will be aggregated and sold, by an agent selected by the Company, for such stockholders' benefit and the cash proceeds from such sales will be distributed (on a weighted average basis) to such stockholders together with their stock certificates for the new Common Stock following their surrender of their stock certificates representing their Common Stock prior to the Reverse Stock Split.

  Approval of the Reverse Stock split will not affect any stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the sale of fractional shares. The Reverse Stock Split should not reduce the number of stockholders of the Company. The shares of Common Stock which will be issued upon approval of the Reverse Stock Split will be fully paid and non-assessable. The voting rights and other privileges of the holders of Common Stock will not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to filing and effectiveness of the amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to the Delaware General Corporation Law, without further action by the stockholders of the Company. In addition, the effect of the Reverse Stock Split may be partially offset if the Board of Directors elects to declare a Common Stock dividend as described above.

EFFECTIVE DATE

  If the Reverse Stock Split is approved by the stockholders at the Annual Meeting, and upon a determination by the Board of Directors that a Reverse Stock Split is in the best interest of the Company and its stockholders, an amendment to Article Four of the Company's Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware on or about April 22, 1996 or any other date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, and the Reverse Stock Split will become effective on the date of such filing. Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by each stockholder of record as of the Effective Date will be converted on the Effective Date into the right to receive an amount of whole shares of new Common Stock equal to the number of such stockholder's shares divided by two, with any fractional share to be sold on such stockholder's behalf as described above.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each stockholder of record on the Effective Date for use in transmitting certificates representing share of Common Stock ("old certificates") to the Company's transfer agent, Chemical Mellon Shareholder Services, L.L.C. (the "Exchange Agent"). The letter of transmittal will contain instruction for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the number of whole shares of new Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

  Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of new Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Stockholders who would otherwise also receive a fractional share will instead receive a check representing the proceeds from the sale of such fractional share as described above. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole share of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent will be exchanged at the first time they are presented for transfer.

  No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company. The Company will obtain a new CUSIP number for the Common Stock.

EFFECT OF THE REVERSE STOCK SPLIT

  If the Reverse Stock Split is approved at the Annual Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to a Common Stock dividend, if any, referred to above) would be that each Company stockholder who owns two or more shares of Common Stock will receive one share of new Common Stock for each two shares of Common Stock held at the time of the Reverse Stock Split, and a check representing the cash proceeds from the sale of such stockholder's fractional share, if any.

  Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material anticipated federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

  This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Stock Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible changes in judicial or administrative interpretations of existing legislation and Regulations, as well as possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

  No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The Company believes that the Reverse Stock Split will be a "recapitalization" under the Code. As a result, no gain or loss will be recognized by to the Company or its stockholders in connection with the Reverse Stock Split, except with respect to any cash received in lieu of fractional shares. If the Reverse Stock Split qualifies as a "recapitalization" under the Code, a stockholder of the Company who exchanges his or her Common Stock solely for new Common Stock should recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of new Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the new Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange. Each stockholder who owns an odd number of shares of Common Stock on the Effective Date and who therefore will have one half share of new Common Stock sold on such stockholder's behalf will recognize capital gain or loss for federal income tax purposes to the extent that the proceeds from the sale of such half share exceed or are less than such stockholder's tax basis in such half share.

WARRANTS AND STOCK OPTIONS

  The Company had outstanding on the March 4, 1996 (the record date for the Meeting) 1,096,528 stock purchase warrants which expire on April 24, 1998 and which entitle the holders to purchase one share of the Company's Common Stock at a price of $9.20 per share. If the Reverse Stock Split is approved at the Meeting, the number of shares subject to the stock purchase warrants will be reduced by half to 548,264, and the exercise price per share will double to $18.40. On March 4, 1996 the Company also had outstanding options issued under its various stock option plans to employees and consultants and advisors to acquire up to an aggregate of 5,451,172 shares of the Company's Common Stock at various exercise prices. If the Reverse Stock Split is approved at the Meeting, the number of shares subject to these options will be reduced by half to 2,725,586 shares (subject to minor adjustments for the rounding of fractional shares) and the various exercise prices per share will double.

VOTE REQUIRED

  In order to effect the Reverse Stock Split, the Company's Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE ONE-FOR-TWO REVERSE SPLIT OF THE COMMON STOCK.

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                ANNUAL COMPENSATION         LONG-TERM COMPENSATION            AWARDS
                              -----------------------    -------------------------------- --------------
                                               OTHER                             PAYOUTS
                                              ANNUAL     RESTRICTED             LONG-TERM ALL OTHER
                                              COMPEN-      STOCK                INCENTIVE  COMPEN-
   NAME AND PRINCIPAL         SALARY   BONUS  SATION      AWARD(S)  OPTIONS      PLAN(S)  SATION (3)
        POSITION         YEAR   ($)     ($)     ($)         ($)     (SHARES)       ($)       ($)
   ------------------    ---- ------- ------- -------    ---------- --------    --------- ----------
Philip S. Schein........ 1995 346,610 121,313      0        N/A     650,000(2)     N/A     109,572
 Chief Executive Officer
 and                     1994 346,610  57,763      0        N/A      50,000        N/A      96,196
 Chairman                1993 343,435  86,652      0        N/A      50,000        N/A      75,971
Robert L. Capizzi....... 1995 254,100  63,525      0        N/A     450,000(2)     N/A      72,941
 Executive Vice
 President               1994 254,100  42,346      0        N/A      40,000        N/A      67,011
 Worldwide Research and  1993 251,773  63,525 19,601(1)     N/A      40,000        N/A      52,140
 Development
Robert I. Kriebel....... 1995 168,000  58,800      0        N/A     312,500(2)     N/A      51,100
 Senior Vice President   1994 168,000  27,997      0        N/A      30,000        N/A      43,078
 Finance and             1993 166,462  42,000      0        N/A      30,000        N/A      39,301
 Administration and
 Treasurer
Donald O. Brown......... 1995 160,000  48,000      0        N/A     283,000(2)     N/A      46,264
 Senior Vice President   1994 160,000  26,664      0        N/A      33,000        N/A      39,749
 Pharmaceutical
 Operations              1993 139,290  44,000      0        N/A      20,000        N/A      36,271
Barbara J. Scheffler.... 1995 162,000  56,700      0        N/A     285,500(2)     N/A      48,078
 Senior Vice President   1994 144,690  26,997      0        N/A      69,000        N/A      37,645
 Project Management      1993 143,365  36,172      0        N/A      30,000        N/A      37,352

--------
(1) Reflects employee relocation costs including income tax gross-up.

(2) On February 21, 1995, the Company amended all outstanding employee stock options with an exercise price greater than $2.44 per share, including the options for employees described in the table above, to change the exercise price to $2.44 per share, the closing market price of the Company's Common Stock on February 21, 1995. Excluding repriced option amounts, included in the 1995 amounts above, actual new options granted to the named executives during 1995 were: Dr. Schein, 50,000; Dr. Capizzi, 40,000; Mr. Kriebel, Mr. Brown and Ms. Scheffler, 30,000 each.

(3) Represents employer contributions to life insurance, Executive Deferred Compensation Plan, Employee Pension Plan and Employee Savings Plan (401(k)). For each above named executive, the 1995 amounts are as follows:
    Dr. Schein: life insurance, $9,802; deferred compensation, $79,594; pension, $17,096; and 401(k), $3,080. Dr. Capizzi; life insurance; $8,601, deferred compensation; $45,102, pension; $17,096 and 401(k); $2,142. Mr. Kriebel; life insurance; $4,320, deferred compensation; $26,604, pension; $17,096 and 401(k); $3,080. Mr. Brown; life insurance; $3,596, deferred compensation; $22,492, pension; $17,096 and 401(k); $3,080. Ms. Scheffler; life insurance; $1,792, deferred compensation; $27,452, pension; $17,096 and 401(k); $1,738.

  Dr. Schein has an employment agreement terminable by the Company or Dr. Schein upon notice, pursuant to which he will receive a minimum annual salary of $346,610.

  The Company has entered into agreements (the "Executive Severance Agreements") with the Company's Controller, the Company's vice presidents and with all officers holding higher office, pursuant to which the

Company has agreed to provide specified severance benefits to each such executive. Each of the Executive Severance Agreements provides that if the executive's employment with the Company is terminated by the Company for any reason other than the executive's death, disability or for "cause" (as defined in the Executive Severance Agreements to cover specified serious misconduct), or if the executive resigns for "good reason" (as defined in the Executive Severance Agreements to cover a downgrading of the executive by the Company or non-fulfillment by the Company of certain contractual commitments to the executive), within three years following a "change in control of the Company," the Company will make a lump sum severance payment to the executive equal to the product determined by multiplying the highest annual compensation paid or payable by the Company to the executive with respect to each of the three calendar years ending with the year in which the date of termination occurs, by the number of years (including any fraction of a year) remaining in the three-year period commencing with the date of change in control of the Company. The compensation base on which such payment is calculated includes bonuses and deferred compensation as well as salary. In addition, in lieu of any fringe benefits to be paid to the executive with respect to the remainder of the aforesaid three-year period, the executive will receive an additional lump sum equal to the product of multiplying $20,000 (in the case of Dr. Schein $35,000, and in the case of Dr. Capizzi $30,000) by the number of years (including any fraction of a year) remaining in the aforesaid three-year period, and a further payment designed to compensate the executive for lost pension benefits by reason of his or her termination of employment earlier than three years following the change in control of the Company.

  A "change in control of the Company" is deemed to have occurred if (i) there has been a change in control of a nature that would be required, if the Company would be subject to reporting requirements under the Exchange Act, to be reported in response to Securities and Exchange Commission disclosure requirements for proxy statements and Current Reports on Form 8-K relating to changes in control; or (ii) any person, entity or group (within the meaning of certain provisions of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power in the election of directors; or during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board are entitled to cast, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the directors then still in office who were directors at the beginning of the period.

  The Executive Severance Agreements provide that payments required to be made to an executive are to be reduced to the extent they would not be deductible by the Company for federal income tax purposes due to the provisions of
Section 280G of the Internal Revenue Code, as determined by independent tax counsel.

STOCK OPTION GRANTS IN 1995

  The following table sets forth certain information with respect to individual grants of new stock options and the repricing of existing stock options in 1995 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                            NUMBER      PERCENT
                              OF           OF                          POTENTIAL REALIZABLE VALUE AT
                          SECURITIES     TOTAL                         ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING  OPTIONS/SARS                     PRICE APPRECIATION FOR OPTION
                         OPTIONS/SARS  GRANTED TO                                TERM (2)
                           GRANTED     EMPLOYEES   EXERCISE            -----------------------------
                          IN FISCAL    IN FISCAL   OR BASE                  5%             10%
                           YEAR (1)       YEAR      PRICE   EXPIRATION -----------------------------
  NAME                       (#)          (%)       ($/SH)     DATE         ($)            ($)
  ----                   ------------ ------------ -------- ---------- -----------------------------
Philip S. Schein........    50,000        6.1%      $2.44     2/21/05         76,647         194,237
                           150,000        N/A(3)    $2.44    02/22/00        229,940         582,712
                           100,000        N/A(3)    $2.44    11/18/01        153,293         388,475
                           250,000        N/A(3)    $2.44    05/29/02        383,233         971,187
                            50,000        N/A(3)    $2.44    02/26/03         76,647         194,237
                            50,000        N/A(3)    $2.44    03/01/04         76,647         194,237
Robert L. Capizzi.......    40,000        4.9%      $2.44     2/21/05         61,317         155,390
                           330,000        N/A(3)    $2.44    05/29/02        505,867       1,281,967
                            40,000        N/A(3)    $2.44    02/26/03         61,317         155,390
                            40,000        N/A(3)    $2.44    03/01/04         61,317         155,390
Robert I. Kriebel.......    30,000        3.6%      $2.44     2/21/05         45,988         116,542
                            60,000        N/A(3)    $2.44    04/01/01         91,976         233,085
                           162,500        N/A(3)    $2.44    05/29/02        249,101         631,271
                            30,000        N/A(3)    $2.44    02/26/03         45,988         116,542
                            30,000        N/A(3)    $2.44    03/01/04         45,988         116,542
Donald O. Brown.........    30,000        3.6%      $2.44     2/21/05         45,988         116,542
                           200,000        N/A(3)    $2.44    04/27/02        306,586         776,949
                            20,000        N/A(3)    $2.44    02/26/03         30,659          77,695
                            33,000        N/A(3)    $2.44    03/01/04         50,587         128,197
Barbara J. Scheffler....    30,000        3.6%      $2.44     2/21/05         45,988         116,542
                            55,500        N/A(3)    $2.44    05/15/00         85,078         215,603
                           140,000        N/A(3)    $2.44    05/29/02        214,610         543,865
                            30,000        N/A(3)    $2.44    02/26/03         45,988         116,542
                            30,000        N/A(3)    $2.44    02/01/04         45,988         116,542

--------
(1) The Company's stock option plans are administered with respect to senior officers by the Executive Compensation Committee, made up entirely of members of the Board of Directors who are not employees of the Company. The Committee determines the number of options to be granted to each senior officer and the terms of such options. All stock options granted to the above named executives in 1995 are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on the date of grant, become exercisable at a rate of 20% per year following the date of grant and have a term of 10 years.

(2) Potential realizable value is based on the assumption that the price of the Company's common stock as of the date of option grant ($2.44 per share), appreciates at the annual rate shown (compounded annually) until the end of the 10-year option term. These amounts are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future common stock price growth. If the Company's stock price does not appreciate in value from the date of grant, options granted in 1995 will have no value. Similarly, if the assumed annual rates of stock price appreciation illustrated above are achieved, total stockholder value will have increased by approximately $64,527,000 at the 5% assumed annual rate and approximately $163,524,000 at the 10% assumed annual rate based upon a stock price equal to the stock price on the date of grant. Under both assumed annual rates of stock price appreciation illustrated above, potential value realized by the above named executives for all listed options represents less than 5% of the potential value realizable by all stockholders.

(3) N/A = Not Applicable. These options do not reflect new option grants. Amounts reflected are existing options which were repriced in 1995.

TEN--YEAR OPTION/SAR REPRICINGS

  The table below sets forth a summary of the effect of all option repricings and replacements since the inception of the Company on options held by the Company's executive officers. The Company has never granted Stock Appreciation Rights (SAR's).

                                                                                LENGTH OF
                                  NUMBER OF    MARKET PRICE EXERCISE             ORIGINAL
                                  SECURITIES   OF STOCK AT  PRICE AT           OPTION TERM
                                  UNDERLYING     TIME OF     TIME OF           REMAINING AT
                                 OPTIONS/SARS   REPRICING   REPRICING   NEW      DATE OF
                                 REPRICED OR        OR         OR     EXERCISE REPRICING OR
                                 AMENDED (1)    AMENDMENT   AMENDMENT  PRICE    AMENDMENT
NAME                      DATE       (#)           ($)         ($)      ($)      (YEARS)
----                     ------- ------------  ------------ --------- -------- ------------
Philip S. Schein........ 2/21/95   150,000(2)     $ 2.44     $ 4.69    $ 2.44      0.0
                         2/21/95   100,000        $ 2.44     $14.46    $ 2.44      6.7
                         2/21/95   250,000        $ 2.44     $12.63    $ 2.44      7.3
                         2/21/95    50,000        $ 2.44     $ 7.13    $ 2.44      8.0
                         2/21/95    50,000        $ 2.44     $ 8.25    $ 2.44      9.0
                         5/29/92   100,000        $11.38     $19.28    $12.63      9.5
                         5/29/92   100,000        $11.38     $37.63    $12.63      9.5
Robert L. Capizzi....... 2/21/95   330,000        $ 2.44     $12.63    $ 2.44      7.3
                         2/21/95    40,000        $ 2.44     $ 7.13    $ 2.44      8.0
                         2/21/95    40,000        $ 2.44     $ 8.25    $ 2.44      9.0
                         5/29/92   160,000        $11.38     $19.13    $12.63      9.3
                         5/29/92   160,000        $11.38     $14.35    $12.63      9.3
Robert I. Kriebel....... 2/21/95    60,000(2)     $ 2.44     $11.66    $ 2.44      1.1
                         2/21/95   162,500        $ 2.44     $12.63    $ 2.44      7.3
                         2/21/95    30,000        $ 2.44     $ 7.13    $ 2.44      8.0
                         2/21/95    30,000        $ 2.44     $ 8.25    $ 2.44      9.0
                         5/29/92    60,000        $11.38     $15.54    $12.63      8.8
                         5/29/92    80,000        $11.38     $37.63    $12.63      9.5
Donald O. Brown......... 2/21/95   200,000        $ 2.44     $10.00    $ 2.44      7.2
                         2/21/95    20,000        $ 2.44     $ 7.13    $ 2.44      8.0
                         2/21/95    33,000        $ 2.44     $ 8.25    $ 2.44      9.0
Barbara J. Scheffler.... 2/21/95    55,500(2)     $ 2.44     $ 5.88    $ 2.44      0.2
                         2/21/95   140,000        $ 2.44     $12.63    $ 2.44      7.3
                         2/21/95    30,000        $ 2.44     $ 7.13    $ 2.44      8.0
                         2/21/95    30,000        $ 2.44     $ 8.25    $ 2.44      9.0
                         5/29/92    15,000        $11.38     $19.28    $12.63      9.5
                         5/29/92    15,000        $11.38     $14.46    $12.63      9.5
                         5/29/92    80,000        $11.38     $37.63    $12.63      9.5
Martha E. Manning....... 2/21/95   150,000        $ 2.44     $ 8.38    $ 2.44      8.2
                         2/21/95    20,000        $ 2.44     $ 8.25    $ 2.44      9.0

--------
(1) The repricings included in the above table were open to all Company employees. On May 29, 1992, a majority of the options granted in 1991 were canceled at the election of the employee and most of the options granted in 1992 were granted to replace such canceled options. Replacement options were granted to all employees who elected to participate in the program, at an exercise price lower than that of the canceled options but 11% higher than the closing market price of the Company's Common Stock on the date of grant. On February 21, 1995, the Company amended all outstanding employee stock options with an exercise price greater than $2.44 per share, including the options for employees described in the table above, to change the exercise price to $2.44 per share, the closing market price of the Company's Common Stock on February 21, 1995.

(2) Options with original terms of 5 years. Concurrent with the repricing of these options their terms were extended to ten years.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

  The following table sets forth a summary of options exercised during 1995 and presents the value of unexercised options as at December 31, 1995, held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                     YEAR-END           AT FISCAL YEAR-END (1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  NAME                       (#)       ($)        (#)          (#)          ($)          ($)
  ----                   ----------- -------- ----------- ------------- ----------- -------------
Philip S. Schein........        0          0    430,000      220,000      994,375      508,750
Robert L. Capizzi.......        0          0    222,000      228,000      513,375      527,250
Robert I. Kriebel.......        0          0    175,502      136,998      405,848      316,808
Donald O. Brown.........   40,000    111,780     94,600      148,400      218,763      343,175
Barbara J. Scheffler....   39,000    176,638    157,500      128,000      364,219      296,000

--------
(1) Total value of "in-the money" unexercised options is based upon a calculation of the difference between the closing market value of the Company's Common Stock on December 31, 1995 ($4.75 per share) and the exercise price of the "in-the-money" options, multiplied by the number of "in-the-money" option shares.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Executive Compensation Committee of U.S. Bioscience, Inc. (the "Committee") is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company's executive compensation program, the various elements of the program, and the basis for the 1995 compensation determinations made by the Committee with respect to executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

  The fundamental philosophy of the Company is to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives which are linked to the Company's annual strategic plan, and increases in long-term shareholder value.

  The compensation of the Company's top executives is established and reviewed annually by the Committee, which is comprised entirely of non-employee directors. The following guidelines have been adopted by the Committee in making its compensation decisions:

  . Providing a competitive total compensation package that enables the Company to attract and retain key executives.

  . Focusing executive behavior on fulfillment of both short and longer-term business objectives and strategies.

  . Emphasizing stockholders' interest by maintaining variable compensation opportunities directly linked to corporate performance and stock appreciation.

COMPENSATION PROGRAM ELEMENTS FOR 1995

  The Company's executive compensation is comprised of three components, as described below. Each component is intended to serve the Company's compensation philosophy and guidelines.

  Base salary: Base salary levels are established annually through a review of the executives performance and experience, against industry comparisons including pharmaceutical/biotechnology companies which are provided by an outside consulting advisor. Except for one key executive, due to considerations in recruiting that individual, salaries for the Company's key executives are generally in the median range within this comparison group, some of whom are represented within the stock performance graph.

  Annual Incentive Compensation: The executive officers of the Company are eligible to receive annual incentive payments. The objective of annual incentive compensation is to deliver competitive levels (using the same competitor group as described above) of total cash compensation (base salary and incentive award) when annual financial and operational accomplishments are made. The specific areas used to measure key executive performance are described below:

  (1) Progress in product development, clinical preparation and development of drugs for regulatory approval;

  (2) Preparation for product commercial launch, and organizational readiness; and

  (3) Financial goals--keeping within budget guidelines.

  Each of these factors is considered in the Chief Executive Officer's (CEO) performance assessment of each executive officer. These performance evaluations are reviewed by the Committee for final determination of incentive awards.

  The performance of the CEO is evaluated by the Committee and based on the overall progress of the Company in the specific areas described above viewed retrospectively by the Committee. Accomplishments considered by the Committee in the overall judgment of the 1995 incentive awards are described below:

  . In 1995, the Company made significant progress in moving its compounds through the regulatory process. The company achieved FDA approval for Ethyol(R) (amifostine), and local regulatory approvals for Ethyol in the following European countries: Belgium, Denmark, France, Germany, Greece and Portugal. The Company also received regulatory approval for Ethyol in Argentina and Uruguay. The Company achieved local regulatory approvals for NeuTrexin(R) (trimetrexate glucuronate for injection) in Denmark, France, Germany, Greece, Ireland and Sweden. Hexalen(R) (altretamine) was approved in the United Kingdom, Norway, South Korea, China, Hong Kong and Egypt.

  . The Company's manufacturing facility in Nijmegen, The Netherlands received FDA regulatory approval to manufacture NeuTrexin for commercial sale in the United States.

  . The Company entered into a Marketing and Distribution Agreement for
    Ethyol in the United States with the ALZA Corporation and in Canada with Eli Lilly InterAmerica, Inc., an affiliate of Eli Lilly and Company.

  . Additional licenses and distribution agreements were executed with commercial organizations covering additional international markets.

  . The Company kept substantially within its budget guidelines.

  . The Company completed private placement financing raising an additional
    $20 million for the Company.

  Target incentive compensation award levels for key executive officers are slightly lower than industry standards as measured using the competitor group described above. Incentives are, however, rational given the Company's stage of development and relatively greater focus on longer-term (versus annual) objectives. The Incentive award target level for 1995 was 25% of base salary. Actual incentive awards were based on performance in the areas described above and, on a selective basis, were awarded above the target level at the discretion of the Committee. The Committee set actual incentive awards for 1995 at a maximum of 35% of base salary levels. The competitive position of total cash compensation awarded to the Company's executives vary. They are competitive in the median range for all positions with one exception, due to considerations in recruiting that individual.

  Stock Option Programs: The Committee strongly believes that the interests of stockholders are best served by linking executives' financial success with the Company's stock performance. Therefore, the Company maintains a stock option program pursuant to which the Committee grants stock options to executives with an exercise price equal to the fair market value on the date of grant. The target award for each executive position is based on historical practice of the company. Whether an individual receives more or less than his or her target grant is based on the result of an individual performance review which measures such individual's overall job performance. In making stock option awards, the Executive Compensation Committee does not consider prior grants or the amount of stock options currently held by an executive officer before granting the executive officer new awards.

  As a young company, the Committee believes stock options are a particularly important and useful compensation element in the Company's efforts to attract, retain, motivate and reward key executives who have been successful in larger, more established companies.

  In February 1995, stock options which had been granted to executive officers of the Company at exercise prices ranging from $37.63 to $4.69 per share were repriced to $2.44 per share. This repricing was done after a decision by the Oncologic Drug Advisory Committee of the Food and Drug Administration on December 12, 1994 not to recommend for approval, at that time, the Company's New Drug Application for its compound Ethyol. Following that decision, the Company's price per share of common stock fell to a low of $1.00. The Committee believed that repricing of the stock options was an important action to be taken to retain highly qualified personnel necessary to continue the development of Ethyol. All employee options with an exercise price above $2.44 were repriced to $2.44 per share, the fair market value of the Company's common stock on the date of the repricing.

  The Committee also amended outstanding stock options held by executive officers which had been granted in 1990 and 1991, to extend the expiration date from five years to ten years (the term of options granted to employees since 1992). On the same date, the Company's Management Option Committee amended the outstanding stock options held by the Company's other employees in the same respect. The Committee believed that such option term extensions were in the best interest of the Company to encourage a long term commitment of the employees to the Company's success.

1995 COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

  The Committee met in February 1995 to set salary levels for 1995 for the Company's executive officers and the Committee met again in February 1996 to award bonuses and stock option awards with respect to 1995 for the CEO and the executive officers and to set salary levels for 1996. The current base salary and total cash compensation awarded to the CEO with respect to 1995 are competitive at the median levels, using the competitive group described above.

  Base salary earned in the 1995 fiscal year by Philip S. Schein, M.D., the Company's CEO, remained constant with his base salary level in 1993 and 1994. As CEO, Dr. Schein spearheaded the Company's outstanding progress in 1995 and in February 1996 the Executive Compensation Committee awarded him a bonus with respect to 1995 of 35% of base salary, the maximum allowed under the Committee's target award program for 1995, and an incentive stock option award of options for 50,000 shares, the 1995 target level.

  The base salaries of most of the Company's executives for 1995 were at the same level as their salaries in 1993 and 1994. The Committee reviewed the performance of the executive officers against the same key elements that were considered significant in the evaluation of the CEO. The executives were awarded bonuses ranging from 25% to 35% of base salary and incentive stock options (with one exception) at target levels, which aggregated options for 110,000 shares.

  At its February 1996 meeting, the Executive Compensation Committee determined to increase most executive officer salaries for 1996 by an average of 5.8%.

THE LEGISLATIVE CAP ON DEDUCTIBILITY OF PAY

  The Internal Revenue Code imposes a $1 million dollar limit on the deductibility of pay for executives. The Company's cash compensation level is far below the limit. Therefore, this legislation will not impact current pay levels.

  The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of performance based pay.

  The foregoing report has been furnished by the members of the Committee who are listed below. No member of the Committee is a former or current officer or employee of the Company.

Allen Misher, Ph.D., Chairman
Paul Calabresi, M.D.
Betsey Wright

STOCK PERFORMANCE GRAPH

  The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends, if any) to U.S. Bioscience Inc.'s stockholders during the five year period ended December 31, 1995. (See Note 1 below) compared to the cumulative total stockholder return of a published industry peer group index (AMEX Biotechnology Index) and an overall stock market index (AMEX Market Value Index):

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

(1) The stock performance graph assumes $100 invested on December 31, 1990 in U.S. Bioscience, Inc., AMEX Biotechnology Index and AMEX Market Value Index. Assumes dividends, if any, reinvested.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Dr. Schein serves as a member of the Board of Directors, and the Stock Option and Executive Compensation Committee, of Medicis Pharmaceutical Corporation. Jonah Shacknai, a member of the U.S. Bioscience, Inc. Board of Directors, is Chairman and Chief Executive Officer of Medicis Pharmaceutical Corporation. Mr. Shacknai does not serve on the Executive Compensation Committee of U.S. Bioscience, Inc.

                             CERTAIN TRANSACTIONS

  Russell C. McLauchlan resigned as President and Chief Operating Officer of the Company, and as a member of the Board of Directors, in January 1995. Mr. McLauchlan received severance payments of $180,400 (39 weeks salary continuation), the continuation of medical, supplemental life and long term disability benefits for approximately the same period and executive out placement services.

  Robert L. Capizzi resigned as Executive Vice President--Worldwide Research and Development effective March 4, 1996. Dr. Capizzi will continue with the Company as Senior Scientific Adviser, a part-time position, through May 31, 1997 at a salary at the annual rate of $203,280. On March 11, 1996 the Company granted to Dr. Capizzi an option to purchase 20,000 shares of common stock at an exercise price of $6.9375 per share, the fair market value of the Company's common stock on that date. The option will become exercisable as to 10,000 shares only at the time, if ever, of a submission by the Company to the United States Food and Drug Administration ("FDA") of a supplemental new drug application, on or before March 31, 2001, for Ethyol's use as a bone marrow stimulation in myelodysplastic bone marrow syndrome, and as to an additional 10,000 shares only at such time, if ever, as the Company obtains, on or before March 31, 2001, approval by the FDA of an Ethyol supplemental new drug application for bone marrow stimulation indication in the setting of chemotherapy induced myelosuppression, and provided that the Company receives, if requested, assistance from Dr. Capizzi in obtaining such approval. The option granted to Dr. Capizzi expires March 11, 2006.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1997 must be received by the Company at its principal office in West Conshohocken, Pennsylvania, no later than November 18, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Martha E. Manning, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company. The Company has engaged Chemical Mellon Shareholder Services, L.L.C. ("Chemical Mellon") to assist in the solicitation of proxies from stockholders by mail, telephone or telecopy. Pursuant to this engagement Chemical Mellon will receive fees of approximately $4,000, plus reimbursement of reasonable out-of-pocket expenses.

                          ANNUAL REPORT ON FORM 10-K

  The Company will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the Company's Annual Report on Form 10-K (including the financial statements and the schedules thereto but excluding exhibits) as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written request should be directed to Robert I. Kriebel, Senior Vice President--Finance and Administration, at the address of the Company appearing on the first page of this proxy statement.

                                          By Order of the Board of Directors,

                                              Martha E. Manning
                                                  Secretary

PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S.
                               BIOSCIENCE, INC.

                             U.S. BIOSCIENCE, INC.
        ONE TOWER BRIDGE, 100 FRONT STREET, WEST CONSHOHOCKEN, PA 19428

  The undersigned, a stockholder of U.S. BIOSCIENCE, INC. hereby constitutes and appoints PHILIP S. SCHEIN, ROBERT I. KRIEBEL and MARTHA E. MANNING, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on April 22, 1996, at 10:00 a.m., at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.



      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

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                             FOLD AND DETACH HERE

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
                                                           [X]   Please mark
                                                                 your votes
                                                                  as this


  1. NOMINEES FOR ELECTION AS DIRECTORS ARE: Philip S. Schein, M.D., Robert L. Capizzi, M.D., Robert I. Kriebel, Paul Calabresi, M.D., Douglas J. MacMaster, Jr., Allen Misher, Ph.D., Jonah Shacknai and Betsey Wright.

                          FOR                               WITHHELD
     To vote FOR all      [_]              To WITHHOLD         [_]
     nominees check                        AUTHORITY to
       this box                            vote for all
                                          nominees check
                                             this box



To WITHHOLD AUTHORITY to vote for any individual nominee, so indicate on the line below (your shares will be voted FOR the remaining nominees):

                                 FOR     AGAINST     ABSTAIN
2. PROPOSAL TO AMEND THE         [_]       [_]         [_]
   COMPANY'S CERTIFICATE OF
   INCORPORATION:

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.




NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEARS ON THIS PROXY. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER OR OFFICERS. WHERE STOCK IS ISSUED IN THE NAME OF TWO OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF U.S. BIOSCIENCE, INC.


Signature(s)                                                Date           1996
             ---------------------------------------------       ----------
    Please sign, date and return in the enclosed postage-paid envelope.


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